As filed with the Securities and Exchange Commission on August 5, 2005

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alliance Capital Management Holding L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3434400
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas
New York, NY 10105
(212) 969-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alliance Commission Substitution Plan

Amended and Restated
Alliance Partners Compensation Plan

Alliance Capital Management L.P.
Financial Advisor Wealth Accumulation Plan

(Full title of the Plans)

Laurence E. Cranch, Esq.
Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, NY 10105

(212) 969-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests	(2)	N/A(2)	$100,000,000	$11,770

(1)          This registration statement is being filed to register the units (the “Units”) representing assignments of beneficial ownership of limited partnership interests in Alliance Capital Management Holding L.P. (“Registrant”), which will be offered under the Alliance Commission Substitution Plan, the Amended and Restated Alliance Partners Compensation Plan and/or the Alliance Capital Management L.P. Financial Advisor Wealth Accumulation Plan (collectively, the “Plans”), which cover employees of Alliance Capital Management L.P., a subsidiary of the Registrant.  The Plan provides for the granting to selected participants of deferred compensation awards which may ultimately be payable to such participants in the form of Units.

(2)          This is a “dollar-for-dollar” registration.  The number of Units and proposed maximum offering price are not determinable at this point.  The Registrant will offer up to $100,000,000 worth of Units, but the actual number of Units and maximum offering price per Unit will be determined pursuant to formulas provided in the Plan based on future market prices for the Units.  Since the market prices are subject to fluctuation, the number of Units and maximum offering price per Unit will not be determinable until a future date when the Units are allocated under the Plan.  However, the maximum aggregate market price for all Units allocated to Plan participants under the Plan being registered hereunder prior to the filing of a new registration statement under the Plan (i.e., the maximum aggregate offering price) will be $100,000,000.  This registration statement shall also register an indeterminate number of additional Units which may be offered and issued to prevent dilution resulting from Unit splits, Unit dividends or similar transactions.

PART I

This registration statement covers the three Plans described and defined in Item 1 of this Part I.  The documents describing each Plan referred to in Item 1 and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus for that Plan (a “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “1933 Act”), and are incorporated herein by reference.

Item 1.  Plan Information.

The information required to be provided to participants pursuant to this Item is set forth in the relevant Prospectus for each of the Alliance Commission Substitution Plan, the Amended and Restated Alliance Partners Compensation Plan and the Alliance Capital Management L.P. Financial Advisor Wealth Accumulation Plan (each individually, the “Plan”, and collectively the “Plans”).

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required to be provided to participants pursuant to this Item is set forth in the relevant Prospectus referenced in Item 1 above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Alliance Capital Management Holding L.P. (the “Registrant”) hereby files this Registration Statement with the Securities and Exchange Commission (the “Commission”) on Form S-8 to register an indeterminate number of Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in the Registrant (“Units”), for issuance pursuant to the Plans and such indeterminate number of additional Units which may be offered and issued to prevent dilution resulting from Unit splits, Unit dividends or similar transactions pursuant to the Plans.

Item 3.  Incorporation of Certain Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)  All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004;

(3)  The description of the Units contained in the Registration Statement on Form 8-A dated January 18, 1988, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description; and

(4)  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

See Item 3(3) above.

Item 5.  Interests of Named Experts and Counsel.

The validity of the plan interests offered hereby will be passed upon for the Registrant by Laurence E. Cranch, Executive Vice President and General Counsel of Alliance Capital Management Corporation, the general partner of the Registrant (the “General Partner”).

Item 6.  Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever, subject to such standards and restrictions, if any, as set forth in its partnership agreement.  Provision for indemnification under the Registrant’s Amended and Restated Agreement of Limited Partnership dated as of October 29, 1999, as amended (the “Partnership Agreement”) is set forth in Section 6.9 of the Partnership Agreement.  The Registrant has granted broad rights of indemnification to officers of the General Partner and to employees of the Registrant.  In addition, the Registrant has assumed indemnification obligations previously extended by the predecessor of the General Partner to its directors, officers and employees.  The foregoing indemnification provisions are not exclusive, and the Registrant is authorized to enter into additional indemnification arrangements.

The Registrant maintains an insurance policy insuring the directors and officers of the General Partner against certain acts and omissions while acting in their official capacities.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.
5.1	Opinion of Laurence E. Cranch, Esq.
15.1	Letter re: Unaudited Interim Financial Information from KPMG LLP, Independent Registered Public Accounting Firm
23.1	Consent of Laurence E. Cranch, Esq. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Powers-of-Attorney
99.1	Alliance Commission Substitution Plan
99.2	Amended and Restated Alliance Partners Compensation Plan
99.3	Alliance Capital Management L.P. Financial Advisor Wealth Accumulation Plan

Item 9.  Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)              to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE 1933 ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 5th DAY OF AUGUST, 2005.

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

By:	Alliance Capital Management Corporation, General Partner

By:	/s/ Robert H. Joseph, Jr.
	Name:	Robert H. Joseph, Jr.
	Title:	Senior Vice President and Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 5th DAY OF AUGUST, 2005 BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AS DIRECTORS AND OFFICERS OF ALLIANCE CAPITAL MANAGEMENT CORPORATION, THE GENERAL PARTNER OF THE REGISTRANT.

Signature	Title	Date
/s/ Lewis A. Sanders	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 5, 2005
Lewis A. Sanders
/s/ Robert H. Joseph, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2005
Robert H. Joseph, Jr.
/s/ Edward J. Farrell	Senior Vice President and Controller (Principal Accounting Officer)	August 5, 2005
Edward J. Farrell
Director
Dominique Carrel-Billiard
Director
Henri de Castries
*	Director	August 5, 2005
Christopher M. Condron
Director
Denis Duverne
*	Vice Chairman of the Board	August 5, 2005
Roger Hertog

Signature	Title	Date
*	Director	August 5, 2005
Weston M. Hicks
*	Director	August 5, 2005
W. Edwin Jarmain
*	Director, President and Chief Operating Officer	August 5, 2005
Gerald M. Lieberman
Director
Nicolas Moreau
*	Director	August 5, 2005
A.W. (Pete) Smith, Jr.
Director
Lorie A. Slutsky
*	Director	August 5, 2005
Peter J. Tobin
*	Director	August 5, 2005
Stanley B. Tulin

*By:	/s/ Laurence E. Cranch	August 5, 2005
Laurence E. Cranch, Esq., Attorney-in-fact

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit
5.1	Opinion of Laurence E. Cranch, Esq.
15.1	Letter re: Unaudited Interim Financial Information from KPMG LLP, Independent Registered Public Accounting Firm
23.1	Consent of Laurence E. Cranch, Esq. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Powers-of-Attorney
99.1	Alliance Commission Substitution Plan
99.2	Amended and Restated Alliance Partners Compensation Plan
99.3	Alliance Capital Management L.P. Financial Advisor Wealth Accumulation Plan